Exhibit 99.1

For Immediate Release	Contact: Bradford Nelson, President
April 19, 2017	Telephone: (303) 339-0500

ROYAL HAWAIIAN ORCHARDS, L.P. COMMENCES RIGHTS OFFERING

Royal Hawaiian Orchards, L.P. (OTCQX: NNUTU) today announced commencement of a rights offering.

Royal Hawaiian Orchards, L.P. (the “Partnership”), today announced commencement of a rights offering (the “Rights Offering”) to raise up to approximately $19.65 million after expenses. Each holder of the Partnership’s Depositary Units (the “Depositary Units”) representing class A units of limited partnership interests will receive one subscription right for each Depositary Unit owned as of the close of business on the record date of February 28, 2017. Each subscription right will entitle its holder to purchase one Depositary Unit at a subscription price of $1.79 per Depositary Unit.

The Rights Offering is expected to expire at 5:00 p.m., Eastern Time, on May 9, 2017, subject to extension by the Company. Subscription rights that are not exercised prior to the expiration date will expire and have no value.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The Rights Offering is being made only by means of a prospectus meeting the requirement of the Securities Act of 1933, as amended.

If you are a unit holder and you have any questions about the Rights Offering, please contact D.F. King & Co., Inc., our information agent, at (866) 356-7813 (toll free).

About Royal Hawaiian Orchards

Royal Hawaiian Orchards, L.P. is a leading grower and processor of macadamia nuts, processing and marketing macadamia nuts in-shell, bulk kernel and all natural, “better for you” snack products marketed under the Royal Hawaiian Orchards® brand name.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These include statements, among others, regarding approximate net proceeds from the Rights Offering and the expected expiration date of the Rights Offering. The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.